Exhibit 99.(h)(5)(i)

SECURITIES LENDING AGREEMENT AND GUARANTY

AGREEMENT, dated as of                  , 2007, between HealthShares, Inc. on behalf of each of its Series listed on Exhibit A (each Series is hereinafter referred to as “Lender”), and The Bank of New York (“Bank”).

ARTICLE I

DEFINITIONS

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

1.             “Act of Insolvency” shall mean (i) the filing by a Borrower of a petition in bankruptcy or a petition seeking reorganization, liquidation or similar relief, or the filing of any such petition against a Borrower which is not dismissed or stayed within 60 calendar days, (ii) the adjudication of a Borrower as bankrupt or insolvent, (iii) the seeking or consenting to the appointment of a trustee, receiver or liquidator by a Borrower, or (iv) the making of a general assignment for the benefit of creditors by a Borrower or a Borrower’s admission in writing of its inability to pay its debts as they become due.

2.             “Account” shall mean the custodial account established and maintained by Bank on behalf of Lender for the safekeeping of Securities and monies received by Bank from time to time.

3.             “Approved Investment” shall mean any type of security, instrument, participation or interest in property in which Cash Collateral may be invested or reinvested, as set forth on Schedule I hereto (which may be amended from time to time by execution of a revised Schedule I).

4.             “Authorized Person” shall mean any officer of Lender and any other person, whether or not any such person is an officer or employee of Lender, duly authorized by corporate resolutions of the Board of Directors of Lender to give Oral and/or Written Instructions on behalf of Lender, such persons to be designated in a Certificate which contains a specimen signature of such person.

5.             “BNY Affiliate” shall mean any affiliate of Bank, as such term is defined in Regulation W issued by the Board of Governors of the Federal Reserve System.

6.             “Book-Entry System” shall mean the Treasury/Reserve Automated Debt Entry System maintained at The Federal Reserve Bank of New York.

7.             “Borrower” shall mean any entity named on a list supplied to Lender by Bank (as such list may be amended from time to time), other than any entity deleted from such list pursuant to a Certificate.

8.             “Business Day” shall mean any day on which Bank is open for business and on which the Book-Entry System and/or the applicable Depositories are open for business.

9.             “Cash Collateral” shall mean either fed funds or New York Clearing House funds, as applicable for a particular Loan.

10.           “Certificate” shall mean any notice, instruction, schedule or other instrument in writing, authorized or required by this Agreement to be given to Bank, which is actually received by Bank and signed on behalf of Lender by an Authorized Person or a person reasonably believed by Bank to be an Authorized Person.

11.           “Collateral” shall mean Government Securities, Letters of Credit and/or Cash Collateral.

12.           “Collateral Account” shall mean an account established and maintained by Bank for the purpose of holding Collateral, Approved Investments, Proceeds and any Securities Loan Fee paid by Borrowers in connection with Loans hereunder.

13.           “Collateral Requirement” shall mean with respect to Loans an amount equal to 102% of the then current Market Value of Loaned Securities which are the subject of Loans as of the close of trading on the preceding Business Day.

14.           “Depository” shall mean the Depository Trust Company and any other securities depository or clearing agency (and their respective successors and nominees) registered with the Securities and Exchange Commission or otherwise authorized to act as a securities depository or clearing agency.

15.           “Distributions” shall mean interest, dividends and other payments and distributions payable by Borrowers in respect of Loaned Securities.

16.           “Government Security” shall mean Book-entry Securities as defined in 31 C.F.R. Part 357.2 and any other securities issued or fully guaranteed by the United States government or any agency, instrumentality or establishment of the United States government.

17.           “Letter of Credit” shall mean a clean, unconditional and irrevocable letter of credit in favor of Bank as agent for Lender issued by a bank named on a list supplied to Lender by Bank (as such list may be amended from time to time), other than a bank deleted from such list pursuant to a Certificate.

18.           “Loan” shall mean a loan of Securities hereunder.

19.           “Loaned Security” shall mean any Security which is subject to a Loan.

20.           “Market Value” shall mean (a) with respect to Government Securities, the price of such Securities as quoted by a recognized pricing information service at the time the determination of Market Value is made, plus accrued but unpaid interest, if any, on the particular Security, (b) with respect to other Securities, the price of such Securities as quoted by a recognized pricing information service at the time such determination is made, plus accrued but unpaid interest, if any, to the extent not included in the price as quoted, (c) with respect to Cash Collateral, its amount, and (d) with respect to Letters of Credit, the amount of such Letters of Credit.

21.           “Oral Instructions” shall mean verbal instructions actually received by Bank from an Authorized Person or from a person reasonably believed by Bank to be an Authorized Person.

22.           “Proceeds” shall mean any interest, dividends and other payments and distributions received by Bank in respect of Collateral and Approved Investments.

23.           “Rebate” shall mean the amount payable by Lender to a Borrower in connection with Loans at any time collateralized by Cash Collateral.

24.           “Receipt” shall mean an advice or confirmation setting forth the terms of a particular Loan.

25.           “Securities Borrowing Agreement” shall mean the agreement pursuant to which Bank lends securities to a Borrower on behalf of its customers (including Lender) from time to time.

26.           “Securities Loan Fee” shall mean the amount payable by a Borrower to Bank pursuant to the Securities Borrowing Agreement in connection with Loans collateralized by Collateral other than Cash Collateral.

27.           “Security” shall include Government Securities, common stock and other equity securities, bonds, debentures, corporate debt securities, notes, mortgages or other obligations, and any certificates, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein.

28.           “Written Instructions” shall mean written communications actually received by Bank from an Authorized Person or from a person reasonably believed by Bank to be an Authorized Person by letter, memorandum, telegram, cable, telex, facsimile, computer, video (CRT) terminal or other on-line system, or any other method whereby Bank is able to verify with a reasonable degree of certainty the identity of the sender of such communications or the sender is required to provide a password or other identification code.

ARTICLE II

APPOINTMENT OF BANK; SCOPE OF AGENCY AUTHORITY

1.             Appointment.  Lender hereby appoints Bank as its agent to lend Securities in the Account to Borrowers from time to time (except Securities which Lender has advised Bank in a Certificate are no longer subject to the representations set forth in Article III, sub-paragraph (e) hereof), and Bank hereby accepts appointment as such agent and agrees to so act.

2.             Securities Borrowing Agreement.  Lender hereby acknowledges receipt of Bank’s standard form(s) of Securities Borrowing Agreement and authorizes Bank to lend Securities in the Account to Borrowers pursuant to agreements substantially in the form thereof.  Bank is hereby authorized to negotiate with each Borrower the amount of Rebates payable in connection with particular Loans.  Bank shall deliver to Lender a Receipt relating to each Loan.

3.             Loan Opportunities.  Bank shall treat Lender equitably with other lenders of like circumstances in making lending opportunities available to it hereunder, taking into account the demand for specific securities, availability of securities, types of collateral, eligibility of borrowers, limitations on investments of cash collateral and such other factors as Bank deems appropriate.  Bank shall nevertheless have the right to decline to make any Loans pursuant to any Securities Borrowing Agreement and to discontinue lending under any Securities Borrowing Agreement in its sole discretion and without notice to Lender.

4.             Use of Book-Entry System and Depositories.  Lender hereby authorizes Bank on a continuous and on-going basis, to deposit in the Book-Entry System and the applicable Depositories all Securities eligible for deposit therein and to utilize the Book-Entry System and Depositories to the extent possible in connection with its receipt and delivery of Securities, Collateral, Approved Investments and monies under this Agreement.  Where Securities, Collateral and Approved Investments eligible for deposit in the Book-Entry System or a Depository are transferred to Lender hereunder, Bank shall identify as belonging to Lender a quantity of securities in a fungible bulk of securities shown on Bank’s account on the books of the Book-Entry System or the applicable Depository.  Securities, Collateral and Approved Investments deposited in the Book-Entry System or a Depository will be represented in accounts which include only assets held by Bank for customers, including but not limited to accounts in which Bank acts in a fiduciary or agency capacity.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Lender hereby represents and warrants to Bank, which representations and warranties shall be deemed to be continuing and to be reaffirmed on any day that a Loan is outstanding, that:

(a)           This Agreement is, and each Loan will be, legally and validly entered into, does not, and will not, violate any statute, regulation, rule, order or judgment binding on Lender, or any provision of Lender’s charter or by-laws, or any agreement binding on Lender or affecting its property, and is enforceable against Lender in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors’ rights generally;

(b)           The person executing this Agreement and all Authorized Persons acting on behalf of Lender has and have been duly and properly authorized to do so;

(c)           If it is lending Securities as principal for its own account it will not transfer, assign or encumber its interest in, or rights with respect to, any Loans;

(d)           If it is acting as agent for one or more third parties, Lender is either authorized by virtue of standing instructions or is a fiduciary with the authority to enter into, execute and bind such third parties to this Agreement and the Loans effected for such third parties, and Lender is authorized to make, and makes each of the representations and warranties set forth in sub-paragraphs (a) through (c) above for each such third party; and

(e)           All Securities in the Account are free and clear of all liens, claims, security interests and encumbrances and no such Security has been sold.  Lender shall promptly deliver to Bank a Certificate identifying any and all Securities which are no longer subject to the representations contained in this sub-paragraph (e).

ARTICLE IV

SECURITIES LENDING TRANSACTIONS

1.             General Bank Responsibilities.  Bank shall enter Loans pursuant to the Securities Borrowing Agreement and take all actions deemed necessary or appropriate in order to perform on Lender’s behalf thereunder, including receiving Collateral having a Market Value of not less than the Collateral Requirement, collecting Distributions and applicable Securities Loan Fees, and demanding additional Collateral from the appropriate Borrowers when the Market Value of Collateral received by Bank from such Borrowers is less than the then current Market Value of all of the Loaned Securities.  Whenever Bank demands additional Collateral pursuant to the foregoing, such additional Collateral together with the Collateral then held by Bank in connection with Loans shall have a Market Value of not less than the Collateral Requirement.

2.             Approved Investments.

(a)           Bank is hereby authorized and directed, without obtaining any further approval from Lender, to invest and reinvest all or substantially all of the Cash Collateral received in any Approved Investment.  Bank shall credit all Collateral, Approved Investments and Proceeds received with respect to Collateral and Approved Investments to the Collateral Account and mark its books and records to identify Lender’s interest therein as appropriate, it being understood that all monies credited to the Collateral Account may for purposes of investment be commingled with cash collateral held for other lenders of securities for whom Bank acts as their respective agent.  Bank reserves the right, in its sole discretion, to liquidate any Approved Investment and credit the net proceeds to the Collateral Account.

(b)           Lender may deliver to Bank a Certificate from time to time instructing Bank not to make Approved Investments with particular financial institutions or issuers.

(c)           All Approved Investments shall be for the account and risk of Lender.  To the extent any loss arising out of Approved Investments results in a deficiency in the amount of Collateral available for return to a Borrower, Lender agrees to pay Bank on demand cash in an amount equal to such deficiency.

(d)           Except as otherwise provided herein, all Collateral, Approved Investments and Proceeds credited to the Collateral Account shall be controlled by, and subject only to the instructions of, Bank, and Bank shall not be required to comply with any instructions of Lender with respect to the same.

3.             Termination of Loans.

(a)           Bank shall terminate any Loan:

(i)            upon receipt by Bank of a notice of termination from a Borrower;

(ii)           upon receipt by Bank of Written Instructions to do so;

(iii)          upon receipt by Bank of a Certificate instructing it to delete the Borrower to whom such Loan was made from the list referred to in Article I, paragraph 6 hereof;

(iv)          upon receipt by Bank of a Certificate advising that the Loaned Security is no longer subject to the representations contained in Article III, sub-paragraph (e) hereof;

(v)           upon receipt by Bank of notice or a Certificate advising that an Event of Default (as defined in the Securities Borrowing Agreement) has occurred and is continuing beyond any applicable grace period;

(vi)          whenever Bank, in its sole discretion, elects to terminate such Loan; or

(vii)         upon termination of this Agreement.

(b)           Upon termination of any Loan (which shall be effected according to the standard settlement time for trades in the particular Loaned Security) and receipt from the Borrower of the Loaned Securities and any Distributions then due, Bank shall return to the Borrower such amount of Collateral as is required by the Securities Borrowing Agreement and pay the Borrower any Rebates then payable.

(c)           In order for Bank to timely settle the sale of Loaned Securities, it shall be Lender’s responsibility to ensure prompt notification to Bank regarding any such sale.

4.             Securities Loan Fee.  Bank shall receive any applicable Securities Loan Fee paid by Borrowers and credit all such amounts received to the Collateral Account.

5.             Guarantee and Subrogation.

(a)           If as a result of an Act of Insolvency a Borrower fails to return any Loaned Securities, Bank shall take all actions which it deems necessary or appropriate to liquidate Approved Investments and Collateral in connection with Loans to such Borrower and, unless advised by Lender to the contrary, shall make a reasonable effort for two Business Days (the “Replacement Period”) to apply the proceeds thereof to the purchase of Securities identical to the Loaned Securities (or the equivalent thereof in the event of a reorganization or recapitalization of the issuer) not returned.  If during the Replacement Period the Collateral liquidation proceeds are insufficient to replace any of the Loaned Securities not returned, Bank shall, subject to satisfaction of Lender’s obligations under paragraph 2(c) of this Article, pay such additional amounts as are necessary to make such replacement.  Purchases of replacement Securities shall be made only in such markets, in such manner and upon such terms as Bank shall consider appropriate in its sole discretion.  Replacement Securities shall be credited to the Account upon receipt by Bank.  If Bank is unsuccessful in purchasing any replacement Securities during the Replacement Period, the proceeds of the liquidation of Approved Investments and Collateral pursuant hereto shall be credited to the Account, and Bank shall, subject to satisfaction of Lender’s obligations under paragraph 2(c) of this Article, credit to the Account cash in an amount (if any) equal to (X) the Market Value of the Loaned Securities not returned, minus (Y) the Collateral liquidation proceeds, such calculation to be made on the date of such credit.

(b)           Lender agrees, without the execution of any documents or the giving of any notice, that Bank is and will remain subrogated to all of Lender’s rights under the Securities Borrowing Agreement or otherwise (to the extent of any credit pursuant to paragraph 5(a) above), including but not limited to, Lender’s rights with respect to Loaned Securities and Distributions, and Collateral, Approved Investments and Proceeds.  Lender agrees to execute and deliver to Bank such documents as Bank may require and to otherwise fully cooperate with Bank to give effect to its rights of subrogation hereunder.

(c)           Bank shall have no obligation to take any actions pursuant to paragraph 5(a) above if it believes that such action will violate any applicable statute, regulation, rule, order or judgment.  Furthermore, except as provided in paragraph 5(a), Bank shall have no other liability to Lender relating to any Borrower’s failure to return Loaned Securities and no duty or obligation to take action to effect payment by a Borrower of any amounts owed by such Borrower pursuant to the Securities Borrowing Agreement.

(d)           Either party may terminate the provisions of paragraph 5(a) above with respect to any Borrower at any time by delivery of a notice to the other party specifying a termination date not earlier then the date of receipt of such notice by the other party.  No such termination shall be effective with respect to then existing rights of either party under this paragraph 5 or outstanding Securities Loans hereunder.

(e)           Bank may offset any amounts payable by Lender under this Agreement against amounts payable by Bank under paragraph 5(a) of this Article.

6.             Taxes.     Lender shall be solely responsible for all tax matters arising in connection with Loans and Approved Investments, including without limitation, determinations of whether or not any Loan or Approved Investment results in liability to it for income tax, capital gains tax, value added tax, withholding tax, stamp duties, transfer taxes or any other taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto (“Taxes”).  Lender shall indemnify Bank for the amount of any Taxes that Bank or any withholding agent is required under applicable laws (whether by assessment or otherwise) to pay on behalf of, or in respect of income earned by or payments or distributions made to or for the account of Lender (including any payment of Tax required by reason of an earlier failure to withhold).  In the event that Bank or any withholding agent is required under applicable law to pay any Tax on behalf of Lender, Bank is hereby authorized to withdraw cash from any cash account in the amount required to pay such Tax and to use such cash for the timely payment of such Tax in the manner required by applicable law.  If the aggregate amount of cash in such cash account is not sufficient to pay such Tax, Bank shall promptly notify Lender of the additional amount of cash (in the appropriate currency) required, and Lender shall directly deposit such additional amount in the appropriate cash account promptly after receipt of such notice, for use by Bank as specified herein.  In no event shall Bank be responsible for collecting any Taxes from Borrowers.

ARTICLE V

CONCERNING BANK

1.             Standard of Care; Reimbursement.

(a)           Bank shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by Lender, except those costs, expenses, damages, liabilities or claims arising out of the negligence, bad faith or wilful misconduct of Bank.  Bank shall have no obligation hereunder for costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees), which are sustained or incurred by reason of any action or inaction by the Book-Entry System or any Depository or their respective successors or nominees.  In no event shall Bank be liable for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

(b)           Except for any costs or expenses incurred by Bank in performing its obligations pursuant to paragraph 5(a) of Article IV hereof, Lender agrees to reimburse Bank and to hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable fees and expenses of counsel incurred by Bank in a successful defense of claims by Lender, which Bank may sustain or incur or which may be asserted against Bank by reason of or as a result of any action taken or omitted by Bank in connection with operating under this Agreement, other than those costs, expenses, damages, liabilities or claims arising out of the negligence, bad faith or willful misconduct of Bank.  The foregoing shall be a continuing obligation of Lender, its successors and assigns, notwithstanding the termination of any Loans hereunder or of this Agreement.  Bank may charge any amounts to which it is entitled hereunder against the Account.  Actions taken or omitted in reliance upon Oral or Written Instructions, any Certificate, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by Bank to be genuine or bearing the signature of a person or persons reasonably believed to be authorized to sign, countersign or execute the same, shall be conclusively presumed to have been taken or omitted in good faith.

2.             No Obligation to Inquire.  Without limiting the generality of the foregoing, Bank shall be under no obligation to inquire into, and shall not be liable for, the validity of the issue of any Securities, Collateral or Approved Investments held in the Account or Collateral Account, or the legality or propriety of any Loans hereunder.

3.             Reliance on Borrowers’ Statements, Representations and Warranties.  Provided that it acts with reasonable care, Bank shall be entitled to rely upon the most recently available audited and unaudited statements of financial condition and representations and warranties made by Borrowers, and Bank shall not be liable for any loss or damage suffered as a result of any such reliance.

4.             Advances, Overdrafts and Indebtedness; Security Interest.

(a)           Bank may, in its sole discretion, advance funds to Lender in order to pay to Borrowers any Rebates or to return to Borrowers Cash Collateral to which they are entitled.  Bank may also credit the Account or Collateral Account with Securities Loan Fees payable by Borrowers prior to its receipt thereof.  Any such credit shall be conditional upon receipt by Bank of final payment and may be reversed to the extent final payment is not received.

(b)           Lender agrees to repay Bank on demand the amount of any advance or any other amount owed by Lender hereunder plus accrued interest at a rate per annum (based on a 360-day year for the actual number of days involved) not to exceed the fed funds rate as publicly announced to be in effect from time to time, such rate to be adjusted on the effective date of any change in such fed funds rate, but in no event less than 6% per annum.  In order to secure repayment of any advance or other indebtedness of Lender to Bank arising hereunder, Lender hereby agrees that Bank shall have a continuing lien and security interest in and to all assets now or hereafter held in the Account and the Collateral Account (held on Lender’s behalf) and any other property at any time held by it for the benefit of Lender or in which Lender may have an interest which is then in Bank’s possession or control or in the possession or control of any third party acting on Bank’s behalf; provided that Bank shall have no lien or security interest hereunder in any Security issued or guaranteed by a BNY Affiliate.  In connection with the foregoing, Bank shall be entitled to all the rights and remedies of a pledgee under common law and a secured party under the New York Uniform Commercial Code and/or any other applicable laws and/or regulations as then in effect.

5.             Advice of Counsel.  Bank may, with respect to questions of law, apply for and obtain the advice and opinion of counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice or opinion.

6.             No Collection Obligations.  Bank shall be under no obligation or duty to take action to effect collection of, or be liable for, any amounts payable in respect of Securities or Approved Investments if such Securities or Approved Investments are in default, or if payment is refused after due demand and presentation.

7.             Pricing Services.  Bank is authorized to utilize any recognized pricing information service in order to perform its valuation responsibilities with respect to Loaned Securities, Collateral and Approved Investments, and Lender agrees to hold Bank harmless from and against any loss or damage suffered or incurred as a result of errors or omissions of any such pricing information service.

8.             Agent’s Fee.  For its performance as Lender’s agent in making and administering Loans, Lender shall pay to Bank a fee calculated as set forth in Schedule II hereto.  Bank is authorized, on a monthly basis, to charge its fees and any other amounts owed by Lender hereunder against the Account and/or Collateral Account.

9.             Reliance On Certificates and Instructions.  Bank shall be entitled to rely upon any Certificate, Written or Oral Instruction actually received by Bank and reasonably believed by Bank to be duly authorized and delivered.  Lender agrees to forward to Bank Written Instructions confirming Oral Instructions in such manner so that such Written Instructions are received by Bank by the close of business of the same day that such Oral Instructions are given to Bank.  Lender agrees that the fact that such confirming Written Instructions are not received or that contrary instructions are received by Bank shall in no way affect the validity or enforceability of the transactions authorized by Lender.  In this regard, the records of Bank shall be presumed to reflect accurately any Oral Instructions given by an Authorized Person or a person believed by Bank to be an Authorized Person.

10.           Disclosure of Account Information.  It is understood and agreed that Bank is authorized to supply any information regarding the Account or Collateral Account which is required by any statute, regulation, rule or order now or hereafter in effect.

11.           Statements.  Bank will at least monthly furnish Lender with statements relating to Loans hereunder.

12.           Force Majeure.  Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation.

13.           No Implied Duties.  Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Bank in connection with this Agreement.

ARTICLE VI

TERMINATION

This Agreement may be terminated at any time by either party upon delivery to the other party of a written notice specifying the date of such termination, which shall be not less than 45 days after the date of receipt of such notice.  Notwithstanding any such notice, this Agreement shall continue in full force and effect with respect to all Loans outstanding on the date of termination.

ARTICLE VII

MISCELLANEOUS

1.             Exclusivity.  Lender agrees that it shall not enter into any other agreement with any third party whereby such third party is permitted to make loans on behalf of Lender of Securities held by Bank from time to time.

2.             Certificates.  Lender agrees to furnish to Bank a new Certificate in the event that any present Authorized Person ceases to be an Authorized Person or in the event that any other Authorized Persons are appointed and authorized.  Until such new Certificate is received, Bank shall be fully protected in acting upon Oral Instructions or signatures of the present Authorized Persons.

3.             Notices.

(a)           Any notice or other instrument in writing, authorized or required by this Agreement to be given to Bank, shall be sufficiently given if addressed to Bank and received by it at its offices at 32 Old Slip, New York, New York 10286, Attention: Securities Lending Division, or at such other place as Bank may from time to time designate in writing.

(b)           Any notice or other instrument in writing, authorized or required by this Agreement to be given to Lender shall be sufficiently given if addressed to Lender and received by it at its office at                                                                                                                                                   , or at such other place as Lender may from time to time designate in writing.

4.             Cumulative Rights and No Waiver.  Each and every right granted to Bank hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of Bank to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by Bank of any right preclude any other or future exercise thereof or the exercise of any other right.

5.             Severability.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

6.             Entire Agreement; Amendments.  This Agreement represents the entire understanding of the parties hereto with regard to the subject matter contained herein and may not be amended or modified in any manner except by a written agreement executed by both parties.

7.             Successors and Assigns.  This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other.

8.             Governing Law; Consent to Jurisdiction; Waiver of Immunity; Jury Trial Waiver.  This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.  Lender hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder.  To the extent that in any jurisdiction Lender may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Lender irrevocably agrees not to claim, and it hereby waives, such immunity.  Lender and Bank each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

9.             No Third Party Beneficiaries.  In performing hereunder, Bank is acting solely on behalf of Lender and no contractual or service relationship shall be deemed to be established hereby between Bank and any other person.

10.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

11.           Notice to Lender.  Lender hereby acknowledges that Bank is subject to federal laws, including the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which Bank must obtain, verify and record information that allows Bank to identify Lender.  Accordingly, prior to opening an Account hereunder Bank will ask Lender to provide certain information including, but not limited to, Lender’s name, physical address, tax identification number and other information that will help Bank to identify and verify Lender’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.  Lender agrees that Bank cannot open an Account hereunder unless and until the Bank verifies the Lender’s identity in accordance with its CIP.

12.           SIPA NOTICE.  THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT LENDER WITH RESPECT TO LOANS HEREUNDER AND, THEREFORE, THE COLLATERAL DELIVERED TO BANK AS AGENT FOR LENDER MAY CONSTITUTE THE ONLY SOURCE OF

SATISFACTION OF A BORROWER’S OBLIGATION IN THE EVENT SUCH BORROWER FAILS TO RETURN THE LOANED SECURITIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers, thereunto duly authorized, as of the day and year first above written.

HEALTHSHARES, INC.,
on behalf of each of the Lenders

By:

Title:

THE BANK OF NEW YORK

By:

Title:

EXHIBIT A

SERIES

HealthShares™ Asian Health Exchange-Traded Fund
HealthShares™ Autoimmune-Inflammation Exchange-Traded Fund
HealthShares™ Cancer Exchange-Traded Fund
HealthShares™ Cardio Devices Exchange-Traded Fund
HealthShares™ Cardiology Exchange-Traded Fund
HealthShares™ Dermatology and Wound Care Exchange-Traded Fund
HealthShares™ Diagnostics Exchange-Traded Fund
HealthShares™ Emerging Cancer Exchange-Traded Fund
HealthShares™ Enabling Technologies Exchange-Traded Fund
HealthShares™ European Drugs Exchange-Traded Fund
HealthShares™ European Medical Products and Devices Exchange-Traded Fund
HealthShares™ GI/Gender Health Exchange-Traded Fund
HealthShares™ Infectious Disease Exchange-Traded Fund
HealthShares™ Metabolic-Endocrine Disorders Exchange-Traded Fund
HealthShares™ Neuroscience Exchange-Traded Fund
HealthShares™ Ophthalmology Exchange-Traded Fund
HealthShares™ Orthopedic Repair Exchange-Traded Fund
HealthShares™ Patient Care Services Exchange-Traded Fund
HealthShares™ Respiratory/Pulmonary Exchange-Traded Fund
HealthShares™ Composite Exchange-Traded Fund

SCHEDULE I

APPROVED INVESTMENTS

Bank is hereby authorized to invest and reinvest Cash Collateral in the following investments.  Ratings descriptions specified in any category of investments listed below shall mean the rating that is assigned to the investment at the time that it is acquired.

Investment

Securities issued or fully guaranteed by the United States government and any agency, instrumentality or establishment of the United States government (“Government Securities”).

Obligations issued by the central government of any member country of the Organization for Economic Co-operation and Development and any agency or instrumentality thereof (currency hedged) (“OECD Securities”).

High-grade commercial paper, notes, bonds and other debt obligations including promissory notes, master notes, funding agreements and guaranteed investment contracts whether or not registered under the Securities Act of 1933, as amended. Such obligations may have fixed, floating, or variable rate interest payment provisions.   Obligations maturing within one year shall be issued by issuers rated at least A-1 (by Standard & Poor’s) or P-1 (by Moody’s). Obligations maturing beyond one year shall be issued by issuers rated at least A (by Standard & Poors) or A2 (by Moody’s).

Asset-Backed Securities which carry the highest credit rating by Standard & Poors or Moody’s.

Certificates of deposit, time deposits and other bank obligations of U.S. banks, their branches and subsidiaries, and the branches and subsidiaries of foreign banks.  Obligations maturing within one year shall be issued by banks (or their subsidiaries) rated at least A-1 (by Standard & Poor’s) or P-1 (by Moody’s).  Obligations maturing after one year shall be issued by banks (or their subsidiaries) rated A (by Standard & Poor’s) or A-2 (by Moody’s).

Repurchase and reverse repurchase agreements collateralized by Approved Investments listed on this Schedule I and entered into with counterparties approved by The Bank of New York.

Securities, units, shares and other participations in money market funds, unregistered short-term investment funds, pools or trusts (including those managed by The Bank of New York).

Maturities

Government Securities and OECD Securities have no maturity limit.

Fixed Rate Instruments shall have a maturity no greater than 13 months.

Floating Rate Instruments shall have maturities as follows:

“A” & “AA” Rated Instruments no greater than three years with resets no less frequent than 3 months,

“AAA” Rated Instruments no greater than five years with resets no less frequent than 3 months.

Dated:

HEALTHSHARES, INC.,
on behalf of each of the Lenders

By:

Name:

Title:

SCHEDULE II

AGENT FEE

Domestic and Global Securities Lending:        Lender: 70%          Bank: 30%

Dated:

HEALTHSHARES, INC.,
on behalf of each of the Lenders

By:

Name:

Title:

THE BANK OF NEW YORK

By:

Name:

Title:

Exhibit 99.(h)(5)(ii)

GLOBAL SECURITIES LENDING SUPPLEMENT

In addition to the provisions of that certain securities lending agreement dated as of                                    pursuant to which                                                  (the “Lender”) has appointed The Bank of New York (the “Bank”) as its agent to lend securities in the Lender’s custody account at the Bank and to perform related activities (the “Agreement”), the following provisions shall apply to loans involving Non-U.S. Securities, Non-U.S. Collateral and/or Approved Non-U.S. Investments.

ARTICLE I
DEFINITIONS

For purposes hereof, the following terms shall have the meanings ascribed below:

1.             “Approved Non-U.S. Investment” shall mean any type of security, participation or interest in property in which Cash Collateral or Non-U.S. Cash Collateral may be invested or reinvested, as more fully described on Schedule I to this Supplement (which may be amended from time to time by execution of a revised Schedule I).

2.             “Approved Investment” shall mean any type of security, instrument, participation or interest in property in which the Lender has previously authorized the Bank to invest or reinvest Cash Collateral pursuant to the Agreement.

3.             “Business Day” shall mean any day on which all of the following are open for business: (a) the Bank; (b) the Book-Entry System, Depositories or Clearing Organizations, as applicable for particular Loans; and (c) the principal exchanges or markets for the relevant Securities, Collateral or Non-U.S. Collateral.

4.             “Collateral Requirement” shall mean with respect to Loans pursuant to this Supplement, the following percentage of the Market Value of Loaned Securities as of the close of trading on the preceding Business Day, (a) 105% when the Loaned Securities and the Collateral or Non-U.S. Collateral delivered in connection therewith are denominated in different currencies, or (b) 102% when the Loaned Securities and the Collateral or Non-U.S. Collateral delivered in connection therewith are denominated in the same currency.

5.             “Depository”, for purposes hereof, shall be deemed to include Euroclear, Clearstream and any other depository or clearing agency (and their respective successors and nominees) organized under the laws of a country other than the United States and operating outside the United States which is authorized to act as a securities depository or clearing agency.

6.             “Global Master Securities Lending Agreement” shall mean the agreement pursuant to which the Bank lends Securities or Non-U.S. Securities to Non-U.S. Borrowers on behalf of its customers (including the Lender) from time to time.

7.             “Loan” shall mean a loan of Securities or Non-U.S. Securities authorized pursuant to this Supplement.

8.             “Loaned Security” shall mean any Security or Non-U.S. Security which is subject to a Loan.

9.             “Market Value” of cash represented by foreign currencies shall be its amount.  The market value of loaned Non-U.S. Securities or Non-U.S. Collateral (other than cash) shall be determined on the basis of the last (or latest available) sale price in the primary market in which they are traded or, in the absence of such price, such price as published in the latest edition of The Financial Times or other equivalent financial publication in the business center of the principal market for such securities or as otherwise agreed between the Borrower and the Bank.

10.           “Non-U.S. Cash Collateral” shall mean (a) monies in the currencies in which the loaned Non-U.S. Securities are traded in the principle market therefor, (b) monies in the official currency of any member country of the OECD, and (c) monies in such other currencies as may be agreed by the Lender (and which are acceptable to the Bank); whether in the form of cash, credits of immediately available funds to the Bank’s account at a Clearing Organization or represented by a certified or bank draft payable to the order of the Bank as agent for the Lender.

11.           “Non-U.S. Collateral” shall mean Non-U.S. Cash Collateral and debt obligations issued and sold primarily outside the United States by the central government of any OECD country or any agency or instrumentality thereof.

12.           “Non-U.S. Security” shall include, without limitation, securities issued and sold primarily outside the United States by the central government of any country or any agency or instrumentality thereof or a corporation or other entity incorporated or organized under the laws of any country, and any certificates, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein.

13.           “OECD” shall mean the Organization for Economic Cooperation and Development.

14.           “Security” shall include Government Securities, Non-U.S. Securities, common stock and other equity securities, bonds, debentures, corporate debt securities, notes, mortgages or other obligations, and any certificates, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein.

15.           “Subcustodian” shall mean a bank or financial institution (other than a Depository) which is utilized by Bank in connection with the receipt, delivery and custody of Non-U.S. Securities, Non-U.S. Collateral, and Approved Non-U.S. Investments.

All capitalized terms not defined herein shall have the meanings given them in the Agreement.

ARTICLE II
AUTHORIZATION

1.             Authorization.  The Lender hereby acknowledges receipt of the Bank’s standard form of Global Master Securities Lending Agreement and authorizes the Bank to make Loans pursuant to agreements substantially in the form thereof and in accordance with the parameters set forth in Schedule II hereto (as such Schedule may be amended from time to time).

2.             Use of Depositories and Subcustodians.  The Lender hereby authorizes the Bank on a continuous and on-going basis to deposit, directly or through a Subcustodian, in the appropriate Depositories all Non-U.S. Securities, Non-U.S. Collateral, and Approved Non-U.S. Investments eligible for deposit therein and to utilize the Depositories to the extent possible in connection with its receipt and delivery of Non-U.S. Securities, Non-U.S. Collateral, Approved Non-U.S. Investments and monies pursuant to this Supplement.  Where Non-U.S. Securities, Non-U.S. Collateral and Approved Non-U.S. Investments eligible for deposit in a Depository are transferred to the Collateral Account, the Bank shall identify as belonging to the Lender a quantity of securities in a fungible bulk of securities shown on the Bank’s account on the books of the appropriate Depository, or on the books of a Subcustodian.  Non-U.S. Securities, Non-U.S. Collateral and Approved Non-U.S. Investments deposited in a Depository, either directly or through a Subcustodian will be represented in accounts which include only assets held by the Bank or the relevant Subcustodian for customers, including, but not limited, to accounts in which the Bank or such Subcustodian acts in a fiduciary or agency capacity.

ARTICLE III
SECURITIES LENDING TRANSACTIONS

1.             Receipt of Non-U.S. Collateral; Approved Non-U.S. Investments.  Upon entering Loans, the Bank shall receive all Collateral and Non-U.S. Collateral in accordance with the Global Master Securities Lending Agreement in such amount that the Market Value of such Collateral and Non-U.S. Collateral is not less than the Collateral Requirement.  Subject to Schedule I hereto and any restrictions set forth by the Lender in a Certificate, the Bank is hereby authorized and directed to invest and reinvest all or substantially all of the Collateral represented by cash and Non-U.S. Cash Collateral in any Approved Investment or Approved Non-U.S. Investment.

2.             Distributions on Loaned Non-U.S. Securities.  Unless otherwise agreed, cash distributions paid on Loaned Securities which are Non-U.S. Securities shall be credited to the Account in the currency in which such distributions are paid on the Business Day following receipt from the Borrower.

3.             Marks to Market.  The Bank shall on each Business Day mark to market the value of all Loaned Securities and demand from the appropriate Borrowers additional Collateral or Non-U.S. Collateral when the Market Value of Collateral and Non-U.S. Collateral received by the Bank from such Borrowers is less than the then current Market Value of all of the Loaned Securities (a “Margin Deficit”).  Notwithstanding the foregoing, Lender agrees that the Bank may exercise its right to demand additional Collateral or Non-U.S. Collateral from Borrowers only where a Margin Deficit exceeds a specified amount or specified percentage of the Market Value of the Loaned Securities determined by the Bank to be immaterial (but at all times consistent with generally accepted industry practices).  Whenever the Bank demands additional Collateral or Non-U.S. Collateral pursuant to the foregoing, such additional Collateral together with the Collateral and Non-U.S. Collateral then held by the Bank in connection with Loans shall have a Market Value of not less than the Collateral Requirement.

4.             Collateral Substitutions.  The Bank shall accept substitutions of Collateral or Non-U.S. Collateral in accordance with the Global Master Securities Lending Agreement.

5.             Foreign Exchange.  Where the Bank is authorized or directed by the Lender to convert currency received hereunder into other currency, the Bank shall effect such transactions through customary banking channels whenever it is practicable to do so.  All expenses and risks incident to such conversions shall be borne by the Lender, and the Bank shall have no responsibility for the fluctuation in exchange rates affecting such conversions.

6.             Miscellaneous.  The provisions of this Supplement shall apply solely with respect to Loans hereunder.  All provisions of the Agreement shall nevertheless remain in full force and effect with respect to Loans made pursuant to this Supplement, and all capitalized terms and provisions contained in the Agreement shall be read so as to apply fully to Loans made pursuant to this Supplement; provided, that in the event of any conflict between the provisions of the Agreement and the provisions of this Supplement, the provisions of this Supplement shall control.

ARTICLE IV
DEPOSITORIES AND SUBCUSTODIANS

Bank shall have no responsibility or liability whatsoever for the actions or omissions of any Depository.  Bank’s liability for the actions or omissions of any Subcustodian is limited to the failure on the part of Bank to exercise reasonable care in the selection or retention of such Subcustodian in light of prevailing settlement and securities handling practices, procedures and controls in the relevant market.  With respect to damages, claims, costs expenses or liabilities (“Losses”), as a result of the inactions or omissions of any Subcustodian, Bank shall take appropriate action to recover such Losses, and Bank’s sole responsibility and liability to Lender shall be limited to amounts so received from such Subcustodian (exclusive of costs and expenses incurred by Bank).

Dated:

By:

Title:

THE BANK OF NEW YORK

By:

Title:

SCHEDULE I

APPROVED NON-U.S. INVESTMENTS

(check where appropriate and execute below)

	Investment	Limit (if any)

☐	Approved Investments

☐

“AAA” (or equivalent) rated non-subordinated debt issued by the International Bank for Reconstruction and Development, European Bank for Reconstruction and Development, European Investment Bank, Asian Development Bank, African Development Bank or Inter-American Development Bank

☐	certificates of deposit, time deposits and other bank deposit obligations issued outside the U.S. by banks operating under the laws of any OECD country

☐	bankers’ acceptances issued outside the U.S. by banks operating under the laws of any OECD country

☐	obligations issued by the central government of any OECD country or any of their agencies or instrumentalities

☐	high-grade commercial paper and other money market instruments issued by obligors operating under the laws of any OECD country

☐

repurchase and reverse repurchase agreements collateralized by any or all of the types of investments approved in this Schedule I and entered into with counterparties approved by The Bank of New York (including The Bank of New York and its affiliates)

Dated:

By:

Name:

Title:

SCHEDULE II

PERMITTED GLOBAL LENDING ACTIVITIES

(check where appropriate and execute below)

The Bank is hereby authorized to make the following types of Loans pursuant to the Global Securities Lending Supplement:

☐	Securities loans vs. receipt of Non-U.S. Collateral

☐	Non-U.S. Securities loans vs. receipt of Collateral

☐	Non-U.S. Securities loans vs. receipt of Non-U.S. Collateral

Dated:

By:

Name:

Title: